Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into between METAMATERIAL TECHNOLOGIES USA, INC., a Delaware corporation (the “Company”), and Jim Fusaro, a resident of Arizona (“Executive”), and effective as of October 10, 2023 (the “Effective Date”).

WHEREAS, the Company is a wholly owned subsidiary of Meta Materials Inc., a Nevada corporation (“Parent”) (together with any sister corporations or affiliates of the Company, the “Company Group”).

WHEREAS, the Company desires to employ Executive, and Executive desires to accept employment with the Company in consideration of the benefits provided under this Agreement.

NOW THEREFORE, the Company and Executive, intending to be legally bound and in consideration of the covenants herein and for other good and valuable consideration, agree as follows:

ARTICLE I

Employment
1.1
Employment Term. Executive’s employment shall commence on the October 10, 2023 and continue until terminated hereunder by either party (such period, the “Term”).
1.2
Place of Employment. Executive may work from the Parent's principal offices in Halifax, Nova Scotia, or from Executive’s home offices in Scottsdale, Arizona or Coeur d’ Alene, Idaho. Executive may be required to travel for business from time to time.
1.3
Duties and Responsibilities. During the Term, Executive shall serve as the Chief Executive Officer (“CEO”) of the Parent, reporting to the Parent’s Board of Directors (the “Board”). Executive shall perform duties, have authority, and accept responsibilities incident to such position or as determined from time to time by the Board. The Executive shall, if requested, also serve as a member of the Board or as an officer or director of any affiliate of the Company for no additional compensation.
1.4
Performance. During the Term, Executive shall devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder with the highest degree of loyalty and care and in compliance with applicable law and applicable written policies, practices, procedures, or codes of conduct of the Company Group as in effect from time to time (“Policies”). Executive shall not engage in any other business, profession or occupation for compensation, or which is likely to conflict or interfere with Executive’s duties hereunder, either directly or indirectly, without the prior written consent of the Board. The Board will not unreasonably withhold its consent in response to an Executive request to serve on boards of directors or governing bodies of other companies. Reasonable grounds for withholding consent may include but are not limited to, situations where the Executive’s service on such boards creates a conflict of interest, breaches any legal obligation, or otherwise impairs the Executive’s ability to fulfill their duties and responsibilities to the Company Group.
1.5
Base Salary. During the Term, the Company shall pay Executive a base salary (as may be adjusted, the “Base Salary”) at the annual rate of $500,000 payable in regular installments in accordance with the Policies. The Board shall review the Base Salary annually.
1.6
Discretionary Bonus. For each year during the Term, Executive shall be eligible to earn a discretionary bonus with a target amount equal to 100% of Executive’s Base Salary. (in respect of any applicable year, a “Discretionary Bonus”), subject to the annual financial performance of the Parent and each of its direct and indirect subsidiaries and Executive’s performance (the “Performance Goals”), in each case, established by the Board within the first 30 days of the applicable fiscal year. The Board in its sole discretion shall determine the extent to which the Performance Goals have been met and the amount of the Discretionary Bonus, if any. For the current 2023 fiscal year, Executive shall be eligible for a Discretionary Bonus with a prorated target amount based on the number of days Executive is employed in such fiscal year. Any Discretionary Bonus in respect of the 2023 fiscal year shall be determined in the sole discretion of the Board. The Discretionary Bonus will be paid during the calendar year immediately following the calendar year to which it relates and approximately within thirty (30) days of the date that the Parent files its Annual Report on Form 10-K. Notwithstanding the foregoing, Executive must remain employed by the Company on the date of payment of the Discretionary Bonus to be eligible to receive such payment.
1.7
Equity Grant. At the first meeting of the Board following the Effective Date, the Company will recommend that Executive be granted Restricted Stock Units (“RSUs”) representing two percent (2%) of the outstanding shares of Parent common stock (the “Initial RSUs”), and subject to Executive’s continued employment through the grant date. The actual number of RSUs shall be based upon the actual number of shares of Parent common stock issued and outstanding and shall be subject to customary adjustment in the event that Parent common stock is subdivided, combined and/or consolidated on the same basis as all other shares of Parent common stock issued and outstanding. The Parent will recommend that the RSUs vest over four years, with a 25% cliff occurring on each one-year anniversary of the date of grant and subject to Executive’s continued service with the Company through each vesting date. The RSUs will be subject to the terms, definitions and provisions of the Parent’s 2021 Equity Incentive Plan and an RSU agreement by and between Executive and the Parent, both of which documents are incorporated herein by reference.

1.8 Anti-Dilution. In the event that, immediately prior to December 31, 2023, Executive’s Initial RSUs no longer represents at least 2% of the Parent’s outstanding common stock shares issued and outstanding (the “Ownership Threshold”) as a result of subsequent equity financings or stock issuances by the Parent (other than equity awards by the Parent under its equity compensation plans), then as soon as reasonably practicable after December 31, 2023, subject to the approval of the Board or its Compensation Committee (the “HRCC”) and availability of shares authorized for issuance under the Parent’s equity compensation plans, Executive will be granted additional RSUs in an amount that will cause Executive’s equity holdings in the Parent after the

RSUs (the “Additional RSUs”) are granted so that the total shares of Parent common stock represented by the initial RSUs and the Additional RSUs shall be equal to the Ownership Threshold. The Additional RSUs will vest over four years, with a 25% cliff occurring on each one-year anniversary of the date of grant and subject to Executive’s continued service with the Company through each vesting date. The Additional RSUs will be granted under the Parent’s 2021 Equity Incentive Plan and standard RSU agreement thereunder.

1.8
Other Awards. Executive will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company Group may have in effect from time to time. The Board or a committee of the Board shall determine in its discretion whether Executive shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
1.9
Benefit Plans; Vacation. During the Term, Executive shall be eligible to participate in employee benefit plans and programs made available to the Company Group’s senior executives, as in effect from time to time, as may be amended from time to time and subject to the eligibility requirements and all of the other terms and conditions thereof (the “Benefit Plans”). During the Term, Executive shall be entitled to receive 25 business days of paid personal time off per calendar year (prorated for partial years). The Company will match Executive’s contributions to the Company 401(k) plan 100% up to $6,000 per year. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time in its discretion.
1.10
Reimbursement of Expenses. During the Term, the Company shall reimburse reasonable, documented, out-of-pocket expenses incurred in the performance of Executive’s duties hereunder (the “Reimbursable Business Expenses”) in accordance with the Policies.
ARTICLE II

Termination
2.1
Termination Events and Notice. The Term and Executive’s employment hereunder may be terminated at any time and for any reason subject to this Article II. Any purported termination of employment shall be communicated by a written notice of termination (a “Notice of Termination”) to the other party that includes (i) if applicable, the facts and circumstances claimed to provide a basis for termination of employment, and (ii) the effective date of the termination in accordance with the requirements of this Agreement; provided that such date shall not be before fifteen (15) days after delivery of the Notice of Termination in the case of resignation by Executive with or without Good Reason; provided further, that the Company may, in its discretion, make such termination effective earlier than the date specified (the “Termination Date”).
2.2
Termination for Cause. If Company terminates Executive’s employment for Cause, then Executive shall be entitled to receive (a) any Base Salary installments accrued but unpaid as of the Termination Date, (b) reimbursement for any Reimbursable Business Expenses incurred by Executive prior to the Termination Date but not yet reimbursed, provided that Executive submits such expenses in accordance with the Policies within sixty (60) days of the Termination Date, (c) any fully‐vested and non‐forfeitable benefits due Executive as of the Termination Date under the Benefit Plans (other than benefits in the nature of severance pay), and (d) any Discretionary Bonus granted by the Board for the preceding fiscal year but not yet paid (collectively, the “Accrued Benefits”) and Executive shall have no further rights to any compensation or any other benefits under this Agreement. For purposes of this Agreement, “Cause” means: (i) Executive’s neglect of Executive’s duties as an officer and an employee of the Company; (ii) theft or embezzlement or dishonesty in the performance of Executive’s duties hereunder; (iii) any act on the part of Executive that results in a conviction of, or plea of nolo contendre to, a felony or constitutes a crime involving moral turpitude; (iv) Executive’s malfeasance or misconduct in connection with Executive’s duties as an officer or an employee of the Company or commission of any act or omission which is materially injurious to the financial condition or business reputation of the Company Group or its affiliates; (v) Executive’s failure to follow the written and lawful directives of the Board; (vi) Executive’s breach of the provisions of Article III or any other confidentiality provisions or any similar obligations owed to the Company Group; or (vii) engagement in conduct that unlawfully discriminates or harasses another employee or contractor of any Company Group on the basis of gender, race, color, creed, religion or sexual orientation; provided that no condition described above in subsection (i), (iv) or (v) shall constitute Cause unless (i) the Company notifies Executive in writing in reasonable detail of the existence of the condition purported to constitute Cause and (ii) Executive fails to remedy such condition within ten (10) days after receipt of such notice.
2.3
Resignation without Good Reason. If Executive terminates Executive’s employment for any reason, including voluntary retirement or resignation, that does not constitute Good Reason, then Executive shall be entitled to receive the Accrued Benefits. Following termination by Executive without Good Reason, Executive shall have no further rights to any compensation or any other benefits under this Agreement other than the Accrued Benefits. For purposes of this Agreement, “Good Reason” means any of the following without Executive’s prior written consent: (a) a material change in title or reporting relationship which would customarily be considered a demotion; (b) a material reduction in Base Salary (other than across‐the‐board reductions of base salary for senior executives of the Company); or (c) permanent relocation to a location greater than 25 miles from Executive’s primary work location as of the date of this Agreement; provided, that no condition described above shall constitute Good Reason unless (i) Executive notifies the Company in writing in reasonable detail of the existence of the condition purported to constitute Good Reason within sixty (60) days of the initial existence of such condition, (ii) the Company fails to remedy such condition within thirty (30) days after receipt of such notice, and (iii) Executive terminates employment within 30 days after the initial existence of such condition.
2.4
Termination by Company without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment without Cause (other than by reason of death or Disability) or Executive terminates employment with the Company Group for Good Reason, then Executive shall be entitled to receive the following: (a) the Accrued Benefits, (b) an amount equal to twelve (12) months of the Base Salary as in effect immediately before the Termination Date (the “Severance Payment”) payable in substantially equal installments in accordance with the Company’s regularly scheduled executive payroll starting on the first regularly scheduled payroll date following the Release Effective Date (the “Initial Installment Date”), which initial installment shall include all amounts that otherwise would have been paid under this clause (b) prior to such date had such payments commenced as of the first regularly scheduled payroll date immediately following the Termination Date, (c) a pro-rated portion of the Discretionary Bonus, determined in accordance with Section 1.6 (the “Prorated Bonus”), payable following the Release Effective Date as and when it would otherwise be determined and paid in accordance with Section 1.6, (d) the vesting of all shares of Company stock underlying or subject to stock options, restricted stock awards, stock appreciation rights or other equity awards, in each case, granted to Executive by the Company, shall remain outstanding and continue to vest for a period of twelve (12) months immediately following the Termination Date and upon the effectiveness of the Release; and (e) if Executive is eligible for and timely and properly elects continuation coverage under the Company’s group health plan pursuant to the Internal Revenue Code of 1986 (the “Code”) Section 4980B (“COBRA”), payment on behalf of Executive or reimbursement of (at the Company’s election) the premiums for such coverage to the extent the amount of such premiums exceeds the amount paid by the Company toward the premiums for the same coverage for active executives of the Company until the earliest of twelve (12) months from the Termination Date, (y) the date on which Executive (or Executive’s spouse or dependents, as applicable) is no longer entitled to COBRA under the Company’s group health plan, or (z) the date on which Executive obtains health coverage through another employer, with the initial payment or reimbursement occurring on the Initial Installment Date (Executive shall be responsible for paying any COBRA premiums due prior to the Initial Installment Date and the Company shall reimburse Executive for such amounts, less applicable withholding and taxes, on the Initial Installment Date); provided that the Company may unilaterally amend or eliminate the benefit provided in this clause (e) to the extent it deems necessary or appropriate to avoid the imposition of taxes, penalties or similar charges on the Company Group; and provided further, that all payments pursuant to this clause (e) are subject to Executive furnishing all documentation requested by the Company evidencing relevant COBRA premiums and payment thereof (the payments pursuant to this clause (e), together with the Severance Payment and the Prorated Bonus, collectively, the “Severance Benefits”). Notwithstanding anything set forth herein to the contrary, Executive’s receipt of the Severance Benefits is subject to (i) Executive’s execution, delivery and non-revocation of a general release of claims in favor of the Company and its affiliates in a form prescribed by the Company (the “Release”), which Release becomes effective (i.e., Executive has signed such Release and any revocation period has expired without Executive’s revoking the Release) no later than sixty (60) days (or such earlier date specified in the Release) (the effective date of the Release, the “Release Effective Date”) and (ii) Executive’s past and continued compliance and non-breach of any provisions in Article III, and no Severance Benefits shall be made until Executive has executed and delivered the Release and any applicable revocation period has expired. Notwithstanding the foregoing, if the maximum period during which Executive can consider and revoke the Release begins in one calendar year and ends in the subsequent calendar year, the Initial Installment Date shall be the first regularly scheduled payroll date following after the later of the Release Effective Date and the first day of such subsequent calendar year. Upon a termination by the Company without Cause or by Executive for Good Reason, Executive shall have no rights to any compensation or any other benefits under this Agreement other than as specifically provided in this Section 2.4.

2.5
Death or Disability. If Executive’s employment terminates because of Executive’s death or Disability, then the Company shall pay to Executive the Accrued Benefits, and Executive shall have no further rights to any compensation or any other benefits under this Agreement. Prior to such death or Disability, Executive shall be entitled, as permitted by law, to select a beneficiary to receive any compensation or benefit payable under this Agreement following Executive’s termination under this Section 2.5 with written notice executed by Executive. Upon a termination under this Section 2.5, any reference in this Agreement to Executive shall be deemed where appropriate to refer to Executive’s beneficiary, heirs, estate, or other personal representative. For purposes of this Agreement, “Disability” means Executive has been unable to perform the essential functions of Executive’s position by reason of physical or mental incapacity for a period of one hundred twenty (120) consecutive days or for an aggregate of one hundred eighty (180) days during any three hundred sixty (360)-day period, as determined by the Board, subject to any obligations or limitations imposed by federal, state or local laws, including any duty to accommodate Executive under the federal Americans with Disabilities Act; provided that upon request, Executive shall submit a physical examination by a licensed physician selected by the Company.
2.6
Change in Control. Executive’s stock options, restricted stock awards, stock appreciation rights or other equity awards shall accelerate and become 100% vested upon a Change in Control so long as Executive is employed by the Company at the time such Change in Control is consummated. Furthermore, notwithstanding any other provision contained herein, if Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of Executive’s death or Disability), in each case within twelve (12) months following a Change in Control, Executive shall be entitled to receive subject to Executive's compliance with this Agreement and Executive’s execution of a Release, the Executive shall be entitled to receive a lump sum payment equal to one (1) time the sum of Executive's Base Salary for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs); provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i) Change in Ownership of the Parent. A change in the ownership of the Parent which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Parent that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Parent; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Parent will not be considered a Change in Control. Further, if the stockholders of the Parent immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Parent’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Parent or of the ultimate parent entity of the Parent, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Parent, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) Change in Effective Control of the Parent. A change in the effective control of the Parent which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Parent, the acquisition of additional control of the Parent by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Parent’s Assets. A change in the ownership of a substantial portion of the Parent’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Parent immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Parent’s assets: (A) a transfer to an entity that is controlled by the Parent’s stockholders immediately after the transfer, or (B) a transfer of assets by the Parent to: (1) a stockholder of the Parent (immediately before the asset transfer) in exchange for or with respect to the Parent’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Parent, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Parent, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Parent, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Parent.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Parent’s incorporation.

2.7
Resignation from Positions. As of the Termination Date, Executive shall be deemed to have resigned from any officer, manager, and director position of the Company Group (and any committee thereof) for which Executive is serving and further agrees to execute any documentation reasonably requested by the Company to effectuate the foregoing.

ARTICLE III

Restrictive Covenants
3.1
Confidentiality. Executive acknowledges that Executive shall derive significant value from, the Company Group has a legitimate proprietary interest in, and the Company has invested substantially to develop, maintain and protect, the Confidential Information. At any time, whether during or after employment, Executive shall keep the Confidential Information confidential and shall not (a) retain or use Confidential Information for the benefit, purposes or account of Executive or any other Person or (b) disclose, divulge, reveal, communicate, share, transfer or provide access to Confidential Information to any Person outside the Company (other than the Company’s professional advisers bound by confidentiality obligations), except, in each case, (i) with the Company’s prior written consent, (ii) as may be required by law to be disclosed, provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than required, and cooperate with the Company to obtain a protective order or similar treatment, and (iii) as specifically necessary during the Term to perform Executive’s duties in the best interests of the Company. Notwithstanding any other provision of this Agreement to the contrary, Executive is only required to hold in confidence any Confidential Information that is not a trade secret for the maximum time permitted by applicable law, and all confidentiality obligations for trade secrets shall remain in effect for as long as the trade secrets remain trade secrets under applicable law. For purposes of this Agreement, “Confidential Information” means information, observations and data the Company Group has made or shall make available to Executive in whatever form or medium, regardless of whether such is marked as confidential, including any Work Product, trade secrets, the content of this Agreement, know‐how, research, software, databases, inventions, processes, technology, intellectual property, financials, pricing, and any other non‐public or proprietary information concerning the Company Group, but excluding information that is generally known to the public other than as a result of Executive’s breach of any confidentiality obligation.
3.2
Prior Works and Company Works. To the extent Executive has created, invented, designed, developed, reduced to practice, contributed to or improved upon any works of authorship, discoveries, methods, designs, analyses inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual material) and all registrations, applications and all other proprietary, similar or related information that relate thereto, that are relevant to or implicated by such employment or the Company Group’s actual or anticipated business, research and development or existing or future products or services (“Works”), either alone or with third parties, prior to the Effective Date (“Prior Works”), Executive hereby grants the Company an unrestricted, perpetual, non‐exclusive, royalty‐free, worldwide, irrevocable, assignable, transferable, sublicensable license to make, have made, use, market, import, distribute, copy, modify, prepare derivative works, perform, display, transmit, disclose, sublicense and otherwise exploit the Prior Works with all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) and for all purposes in connection with the Company’s current and future business. To the extent Executive creates, invents, designs, develops, reduces to practice, contributes to or improves any Works, either alone or with third parties, at any time during the Term, within the scope of such employment or with the use of the Company Group’s equipment, supplies, facility resources, or Confidential Information (“Company Works”), such Company Works automatically vest in the Company and are deemed to be a work made for hire. Executive hereby irrevocably assigns, transfers, and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. Executive hereby irrevocably waives all rights under all laws now existing or hereafter permitted with respect to all purposes for which Company Works may be used, including all rights under the United States Copyright Act or any other country’s copyright law, any rights provided in 17 USC §§ 106 and 106A, any rights of attribution and integrity, any other “moral rights of authors” existing under statutory, common or any other law. Executive agrees to promptly disclose Prior Works and Company Works, in reasonable detail, to the Company and maintain adequate and current written records of the Prior Works and Company Works. Executive agrees to perform all actions reasonably requested by the Company (whether during or after the Term) to evidence, perfect, obtain, protect, defend, convey, and enforce the rights of the Company in Prior Works or Company Works (including executing any assignments, consents, powers of attorney and other instruments). Executive hereby irrevocably designates and appoints the Company as Executive’s agent and attorney in fact, to execute documents and take any lawfully permitted action to evidence, perfect, obtain, protect, defend, convey, and enforce the rights of the Company in the Prior Works or Company Works that Executive is unable or unwilling to perform. Nothing contained in this Section 3.2 shall prevent Executive from applying general business knowledge and common practices related to management, software development and other related business activities.
3.3
Return of Information. At the Termination Date or at such other time upon the Company’s request, Executive shall (a) cease use of any Confidential Information or intellectual property owned or used by the Company Group; and (b) destroy, delete, or return to the Company, at the Company’s option, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Company Works or the business of the Company Group that Executive may then possess or have under Executive’s control.
3.4
Non-Solicitation of Employees. During the Term and for twelve (12) months after the Termination Date (the “Restricted Period”), Executive shall not, directly or indirectly, through another person (i) solicit or attempt to solicit any employee or independent contractor of the Company Group, induce or attempt to induce any employee or independent contractor of the Company Group to leave the employ or service of the Company Group, or in any way interfere with the relationship between the Company Group and any employee or independent contractor thereof or (ii) hire any person who was an employee or independent contractor of the Company Group at any time on or during the six month period prior to the Termination Date.
3.5
Non-Disparagement. Executive shall not at any time make, publish or communicate via any medium to any person or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company Group or any of their respective businesses or any of their respective affiliates, equityholders, customers, suppliers, employees, managers, directors or officers (to the extent Executive is or reasonably should be aware that any such person is associated with the Company Group); provided that the foregoing restriction shall not apply to communications made in confidence to Executive’s legal representatives, truthful statements made in judicial, administrative or arbitral proceedings or to law enforcement or other governmental officials or otherwise exercising protected rights to the extent such rights cannot be waived by agreement.
3.6
Equitable Relief; Remedies. Executive acknowledges and agrees that the restrictions contained in Article III are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company Group, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury shall be suffered by the Company Group if Executive breaches any provision in Article III. Executive further acknowledges and agrees that a breach of provision in Article III may not be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting of any bond, arising from any purported violation of Article III, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Article III should ever be adjudicated to exceed the time, geographic, service or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that such provision be amended to limit the scope and extent to the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law. Executive agrees that if the Company is successful in whole or in part in any legal or equitable action against Executive under this Agreement, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from Executive, in addition to all other remedies available to the Company. If it is judicially determined that Executive has violated any of Executive’s obligations under Article III, then the period applicable to each obligation violated shall automatically be extended by a period of time equal to the period during which such violation occurred. Notwithstanding anything in this Agreement to the contrary, if Executive breaches, either intentionally or through gross negligence, any of Executive’s obligations under Article III, then the Company shall thereafter be obligated only for the Accrued Benefits. For the avoidance of doubt, if Executive breaches any of Executive’s obligations under Article III, then Executive shall have no right to receive any Severance Payments.
3.7
Protected Activities; Defend Trade Secrets Act Notice. Executive and the Company acknowledge and agree that this Agreement, including this Article III and Section 4.2 infra, shall not be construed or applied in a manner that limits or interferes with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with a Government Agency for the purpose of (a) reporting a possible violation of any U.S. federal, state, or local law or regulation, (b) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (c) filing a charge or complaint with a Government Agency. For purposes of this Agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission. Notwithstanding any provision of this Agreement to the contrary, pursuant to 18 USC

Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (ii) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) in court proceedings if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to Executive’s attorney in such lawsuit, provided that Executive must file any document containing the trade secret under seal, and Executive may not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance shall Executive be authorized to make any disclosures as to which the Company may assert protections from disclosure under the attorney client privilege or the attorney work product doctrine, without the Company’s prior written consent. 18 USC Section 1833(b) does not, however, preclude the trade secret owner from seeking breach of contract remedies.
ARTICLE IV

MISCELLANEOUS
4.1
Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.
4.2
Arbitration. Except as otherwise provided herein or as required by law, any disputes arising from or pertaining to this Agreement or Executive’s employment with or termination from Company Group shall be resolved through binding arbitration before a single arbitrator with the American Arbitration Association (“AAA”) pursuant to its rules for the resolution of employment disputes, which may be amended from time to time and are available online at https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf (including claims under Title VII of the Civil Rights Act of 1964, wrongful termination in violation of public policy (Tameny claims), breach of contract, breach of the implied covenant of good faith and fair dealing, privacy violations, defamation, intentional infliction of emotional distress, discrimination and harassment claims, rehire or reemployment rights and any and all claims based on state, municipal, or local employment discrimination statutes, laws, regulations, or ordinances, including, but not limited to age, sex, race, religion, national origin, marital status, sexual orientation, ancestry, parental status, handicap, disability, veteran status, harassment, retaliation, attainment of benefit plan rights, claims for severance pay, claims based on breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence or any common law, statutory, or other claim whatsoever arising out of or relating to employment with or separation from employment with the employer, wage claims where there is a bona fide dispute as to whether the wages were owed, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, laws prohibiting discrimination in employment, the Employee Polygraph Protection Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, any federal civil rights act, and claims for or concerning retaliation, failure to promote, wrongful termination, the payment of wages, hours worked, biometric privacy laws, slander, libel, invasion of privacy, intentional infliction of emotional distress, tortious interference with relations, assault, harassment, work assignments, accommodations required by law or breach of contract) whether made against the Company Group or any representative, all as amended, and together with all of their respective implementing regulations, and any other federal, state, local, or foreign law governing any aspect of the Parties' employment relationship or termination of that relationship that can be arbitrated under applicable federal law; provided that this Section 4.2 shall not apply to claims for worker’s compensation, sexual harassment, or unemployment benefits or any action by Company for injunctive, equitable, or declaratory relief or specific performance set forth in Section 3.7 of this Agreement. Executive acknowledges that the products and services provided by Company, and Executive’s work for Company, involve interstate commerce, and that the arbitration described herein is governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. If these arbitration provisions are deemed by an arbitrator or court to not be enforceable under the federal act, they shall be enforced under the Delaware Uniform Arbitration Act. Arbitration shall be conducted in the State of Delaware, and Delaware law shall apply without regard to the conflict of laws provisions of any state or jurisdiction. The arbitrator shall have the power to determine jurisdiction and award compensatory and punitive damages, preliminary and injunctive relief, and any other award deemed necessary for a just and efficient resolution of any dispute. The decision of the arbitrator shall be final and binding, and neither party shall have the right to appeal the substantive findings of the arbitrator, provided that nothing shall prevent the prevailing party from submitting the arbitration award to a court for the purpose of enforcing the award. The arbitrator shall have the authority to determine the enforceability of this Section 4.2 and any claim that any dispute, claim, or cause of action is not subject to arbitration shall be submitted to the arbitrator. No arbitration award or decision shall have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration. Notwithstanding anything herein or in the AAA rules to the contrary, the arbitrator shall have no jurisdiction or authority to compel or certify any class or collective claim, to consolidate different arbitration proceedings, or to join any other party to an arbitration between Company and Executive. To the extent permitted by law, Executive: (a) shall submit only individual claims and not any class or collective, representative, or multi-party action or proceeding against Company (a “Class Action”) in arbitration, court, or any other forum, (b) waives any right or ability to be a Class Action representative or otherwise participate in any Class Action, (c) hereby waives and forfeits any right to recover under any Class Action on Executive’s behalf, and (d) shall use good faith efforts to have any Class Action brought by a third party dismissed. All aspects of any arbitration procedure under this Agreement are confidential and shall not be open to the public, except in response to a request or subpoena from a governmental agency or other legal process. All arbitration costs and expenses shall be borne by Company and Executive, provided that each party shall be responsible for its own attorney fees. Nothing herein will prevent Executive from exercising a protected right to file a charge with a Government Agency, filing for workers’ compensation or unemployment benefits with the appropriate Government Agency (provided, however, this exception does not include claims of retaliation claims arising out of or related to workers’ compensation benefits) or otherwise pursuing a claim that is expressly precluded from arbitration by federal statute or regulation in the appropriate forum. The parties also expressly agree and acknowledge that applications for temporary or preliminary injunctive relief in aid of arbitration or for the maintenance of the status quo pending arbitration may be pursued in a court of competent jurisdiction. AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT, EACH PARTY EXPRESSLY WAIVES THE RIGHT TO

TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
4.3
Survival. The respective rights and obligations of the parties under this Agreement, including Articles III and IV) shall survive any termination of Executive’s employment or termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
4.4
Mitigation; Setoff. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of any amounts owed by Executive to any member of the Company Group, except to the extent any such set-off, counterclaim or recoupment would violate, or result in the imposition of tax under Section 409A of the Internal Revenue Code of 1986 (including the regulations and administrative guidance promulgated thereunder) (“409A”) in which case such right shall be null and void.
4.5
Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when hand delivered, emailed, one (1) day after sent via a nationally recognized overnight delivery service or three (3) days after sent via certified mail, to the address indicated on the signature page attached hereto or to such other name or address as either party may designate by notice to the other party in the manner specified in this Section 4.5 (provided that notice of change of address shall be deemed given only when received).
4.6
Entire Agreement; Severability. This Agreement, together with the Grant Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. If any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
4.7
Amendment; No Waiver. This Agreement may not be amended, modified, supplemented, extended, or terminated except by an instrument in writing executed by a duly authorized officer of the Company (other than Executive) and by Executive. No failure or delay on the part of any party to exercise any power, right, privilege or remedy under this Agreement or insist upon strict adherence to any term of this Agreement shall operate as a waiver of such power, right, privilege or remedy.
4.8
Assignment. All the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, personal representatives, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are personal and are assignable or delegable by Executive. This Agreement may be assigned by the Company to an affiliate or successor in interest to the business or substantially all the assets of the Company, upon which the rights and obligations of the Company hereunder shall be the rights and obligations of such affiliate or successor.
4.9
Cooperation. Executive shall reasonably cooperate with the Company Group in connection with any action, proceeding or investigation relating to Executive’s employment as requested by the Company (including for interviews, investigations, testimony, volunteering information and providing documents); provided, that the Company shall reimburse Executive for reasonable and documented out-of-pocket travel expenses associated with such cooperation and, if after the Term, pay Executive a per diem rate negotiated by the Company and Executive in good faith not to exceed a per diem equivalent to the Base Salary.
4.10
Interpretation. Headings are for convenience of reference only and shall not impact the construction or interpretation of this Agreement. References in this Agreement to dollars or $ are in United States currency. Except as otherwise provided in this Agreement, “including” and variations shall be deemed to be followed by the words “without limitation”; “or” means “and/or”; “any” means “any or all,”; “hereof” and similar terms refer to this Agreement as a whole; “person” means any individual or entity of any kind. Except as otherwise provided in this Agreement, any reference to an agreement or statute refers to such agreement or statute as amended. The term “day” shall mean a calendar day. Whenever an event or action is to be performed by or a period ends on a particular date and the date in question falls on a day which is not a business day, the event or action shall be performed, or the period shall end, on the next succeeding business day. This Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any person.
4.11
Representations; Acknowledgements. Executive represents that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any agreement or order to which Executive is party or bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person, (c) this Agreement shall be the valid and binding obligation of Executive enforceable in accordance with its terms, and (d) Executive has been advised by the Company to consult Executive’s own legal counsel with respect to this Agreement, including Article III and has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel. Executive acknowledges that the Company may, at its discretion, apply for and procure, for its own benefit, life and disability insurance on Executive, and Executive shall cooperate in as may be reasonably necessary to obtain such insurance. The obligations of the Company hereunder are subject to completion of a customary background check and satisfactory reports from Executive’s referrals.
4.12
Withholding. The Company shall withhold from amounts payable hereunder all federal, state and local taxes as may be required to be withheld under any applicable law or regulation. Executive shall be responsible for all taxes applicable to amounts payable hereunder.
4.13
Section 409A. This Agreement and the payments and benefits hereunder are intended to comply with, or qualify for exemption from, the requirements of 409A, and this Agreement shall be interpreted in a manner consistent with such intent. Notwithstanding anything herein to the contrary, (a) if as of the Termination Date, Executive is a “specified employee”

(defined in 409A) and the deferral of any payments or benefits otherwise payable hereunder as a result of such termination is necessary in order to prevent any accelerated or additional tax under 409A, then the Company shall defer any such payments or benefits (without any reduction in such payments or benefits ultimately provided to Executive) to the extent necessary to comply with 409A until the first business day that is more than six (6) months following the Termination Date (or the earliest date as permitted under 409A), (b) if any other payments or benefits due to Executive hereunder could cause the application of an accelerated or additional tax under 409A, such payments or other benefits shall be deferred or reconstructed to the extent possible (without any interest thereon) if such shall make such payment or other benefits compliant under 409A and in a manner as determined by the Board that does not cause an accelerated or additional tax, (c) to the extent required by 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for any payment or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” or like terms shall be interpreted accordingly, (d) to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement constitutes a “deferral of compensation” within the meaning of 409A (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) reimbursement of expenses for which Executive is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. For purposes of 409A, each payment made under this Agreement shall be treated as a separate and distinct payment and the right to a series of installment payments shall be treated as a right to a series of separate and distinct payments. The Company shall consult with Executive in good faith regarding the implementation of this Section 4.13. No member of the Company Group nor any of their respective employees or representatives shall have any liability to Executive with respect to any early or additional tax under 409A.
4.14
Counterparts. This Agreement may be executed via electronic or facsimile signature and in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

[Signature Page Follows]

The parties have executed this Agreement as of the date first written above.

META MATERIALS INC.

By: /s/ Jack Harding
Name: Jack Harding
Title: Chair

Notice Information:

META MATERIAL, INC.

60 Highfield Park Dr. Dartmouth

NS B3A 4R9 Canada

Attention: Dan Eaton

Emails: dan.eaton@metamaterial.com

[EXECUTIVE]

Notice Information:

Jim Fusaro /s/ Jim Fusaro

Address:

Email: